Exhibit 21.1

Cottonwood Communities, Inc.

Subsidiaries

Cottonwood Communities O.P., LP

Cottonwood Communities TRS, LLC

CC Dolce Twin Creeks Lender, LLC

CC West Palm, LLC

CC West Palm Holding, LLC